Exhibit 99.1

ICIS 3355 West Alabama Suite 700 Houston, TX 77098 ICIS Global Customer Support T: +1 888 525 3255 (TOLL FREE US a Canada only) T: +1 713 525 2613 F: +1 713 525 2659 E: csc@icis.com	ICIS Comprises: Online Services Publications Events

CONSENT OF ICIS

We hereby consent to the use by Elevance Renewable Sciences Inc., in connection with its Registration Statement on Form S-1 and related prospectus, and any Amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

/s/ Stephen Burns

Stephen Burns

Editorial Director,

Americas and Europe

November 4, 2011